SOE – Red Mile Co-publishing Agreement

Execution Version dated March 30, 2005

Exhibit 10.1

CO-PUBLISHING AGREEMENT

THIS CO-PUBLISHING AGREEMENT (“Agreement”) is made and entered into as of March 30, 2005 (the “Effective Date”) in San Diego, California, USA by and between Red Mile Entertainment, Inc., with principal offices located at 4000 Bridgeway, Suite 101, Sausalito, CA 94965 (“Red Mile”) and Sony Online Entertainment Inc., a Delaware corporation (“SOE”) with principal offices located at 8928 Terman Court, San Diego, California, 92121, USA.

1.	Definitions

1.1         “Collateral Materials” means any and all advertising, marketing, packaging and/or promotional materials relating to the Product.

1.2	“Copyright Act” means Title 17, United States Code, § 101 et. seq, as amended.

1.3         “Costs” means (a) actual cost of collection (such as credit card/payment processing/merchant fees), (b) actual credits, markdowns, price protection and returns, (c) cooperative advertising payments actually made and/or cooperative advertising credits actually issued, (d) actual cost of manufacturing, assembly and shipping of the Product and associated packaging and packaging inserts, (e) format royalties (both for packaged goods and online exploitation) actually paid to Sony Computer Entertainment America/Europe/Inc./(Korea) Inc. (collectively, “SCE”) and (f) duties and taxes (excluding income taxes).

1.4         “Intellectual Property Rights” means any and all now known or hereafter known tangible and intangible (i) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask-works, (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, (iv) patents, designs, algorithms and other similar rights, (v) all other intellectual property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, including any software, ideas, concepts, know-how, development tools, techniques or any other proprietary material or information, and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter made, existing, or in force (including any rights in any of the foregoing), including, without limitation, all current and future worldwide patents and other patent rights, copyrights, trademarks, service marks, trade names, mask work rights, trade secret rights, technical information, know-how, moral rights and the equivalents of the foregoing under the laws of any jurisdiction, and all other proprietary or intellectual property rights throughout the universe, including without limitation all applications and registrations (and all renewals and extensions) relating to any of the above.

1.5        “Net Sales Receipts” means gross amounts received by SOE from the sale, distribution or ancillary exploitation attributable to the Product (but excluding Net Sublicensing Receipts), less SOE’s Costs.

1.6         “Net Sublicensing Receipts” means gross amounts received by SOE from the sublicensing of distribution rights to the Product outside North America, less SOE’s actual Costs (if any) related thereto.

1.7	“Product” means Gripshift for the PSP Handheld Entertainment System.

1.8        “Term” means the period beginning on the Effective Date and ending three (3) years thereafter.

SOE – Red Mile Co-publishing Agreement

Execution Version dated March 30, 2005

1.9	“Territory” means worldwide.

1.10	“Red Mile Trademarks” means those trademarks set forth in Schedule A.

1.11       “Product Developer” means Prodigy Design Limited, doing business as Sidhe Interactive, a New Zealand corporation.

1.12	“Product Developer Trademarks” means those trademarks set forth in Schedule A.

2.	Intentionally Omitted

3.	Grant of Rights, Restrictions and Reserved Rights

3.1        Subject to the terms and conditions hereof, Red Mile hereby grants to SOE the (a) exclusive right and license, for the Term and in the Territory, in any and all media (known and unknown) and through any and all means of distribution (known and unknown), to market, promote, advertise, manufacture, publicly display, distribute, sell and provide customer service and technical support for the Product, and to use and display the Red Mile Trademarks, the Product Developer Trademarks, and the Product and all audio/visual material therein in connection with all of the above and, separately and in addition thereto, (b) subject to section 3.6 below, a perpetual, irrevocable, royalty free, nonexclusive worldwide right and license to use,and exploit all executable files within the Product (the “Licensed Executable Files”) for any and all purposes.

3.2         Notwithstanding any contrary provision of this Agreement, Red Mile hereby grants to SOE the unrestricted right to sublicense and assign any or all of its rights hereunder, for the Term and throughout the Territory, to any person or entity, on either an exclusive or non-exclusive basis, or otherwise exploit, any or all rights, licenses or privileges with respect to the Product by such manner and means and on such terms and conditions as Licensee deems appropriate, including without limitation the assignment or licensing of (a) customer service and technical support, (b) advertising and media creation, (c) public relations, (d) disc or other storage media, and Collateral Materials replication and assembly, (e) hosting, (f) website creation and management, (g) community management, (h) sales and distribution, (i) billing and collection and (j) translation and localization, and the granting to such other persons or entities the right to further license and assign the rights granted to them by SOE. With respect to all such direct and indirect sublicensees, this section 3.2 is intended by the parties to be a specific consent by Red Mile to such licensing and assignment (and further licensing and assignment by SOE and its assignees and licensees) and to overcome any restrictions on such licensing or assignment arising under the case Gardner v. Nike.

3.3         SOE’s use of any such sublicensee(s) shall in no way derogate from or relieve SOE of any of its obligations under this Agreement, including, but not limited to the obligation to make payments, and any and all representations, warranties, covenants and terms of this Agreement. SOE further acknowledges and agrees that it shall be responsible and primarily liable for all activities and obligations of all direct and indirect sublicensees with respect to the Product.

3.4         SOE shall not use or register the Red Mile Trademarks or any other trademarks or trade name of Red Mile or any word, symbol, or design confusingly similar thereto, as part of its corporate name, or as part of the name of any product of SOE or other Product distributed or promoted by SOE. SOE hereby renounces all goodwill accruing in or to the Red Mile Trademarks, and SOE agrees that all such goodwill in any and all Red Mile Trademarks shall accrue solely and exclusively for the benefit of Red Mile.

SOE – Red Mile Co-publishing Agreement

Execution Version dated March 30, 2005

3.5         The parties hereto (on behalf of themselves and any successor, including any trustee) acknowledge and agree that any Intellectual Property Rights conveyed or licensed hereunder is (i) “intellectual property” as that term is defined in Section 101(35) of the Title 11 of the United States Code (the “Bankruptcy Code”) and (ii) subject to all of the protections afforded under Section 365(n) of the Bankruptcy Code, including without limitation, the right of SOE to retain all Intellectual Property Rights conveyed or licensed hereunder, notwithstanding any putative effort to reject this Agreement or any part thereof. Without limiting the generality of the foregoing, SOE shall at all times have the right to obtain access to any Intellectual Property Rights conveyed or licensed hereunder and the embodiment thereof and Red Mile (and any successor thereto including a bankruptcy trustee) shall facilitate such access. Furthermore, Red Mile (and any successor thereto including any trustee under the Bankruptcy Code) shall refrain from interfering with the rights of SOE to the Intellectual Property Rights conveyed or licensed hereunder (including the embodiment thereof) and the rights of SOE to obtain such Intellectual Property Rights or the embodiment thereof from any entity. All of the foregoing rights shall apply, irrespective of any effort to reject this Agreement or any provisions thereof. Red Mile hereby agrees and acknowledges that with respect to any Intellectual Property Rights licensed to SOE hereunder (i) Red Mile is granting the licenses hereunder in the ordinary course of its business, (ii) Red Mile is in a business that includes the making of such licenses covering such general intangibles, (iii) the licenses hereunder comport with the usual and customary practices in Red Mile’s business and with Red Mile’s own customary practices, and (iv) SOE is a licensee in the ordinary course of business as that term is used in the Uniform Commercial Code.

3.6         SOE shall not, directly or indirectly modify, disassemble, decompile or otherwise reverse engineer or attempt to reverse engineer or derive source code from, all or any portion of the Licensed Executable Files.

3.7         All rights to the Red Mile Trademarks, the Product Developer Trademarks, and the Product not specifically granted herein are expressly reserved by Red Mile and the Product Developer, as applicable.

4.	Development and Delivery

4.1         Red Mile shall, at its sole cost and expense, perform or ensure the performance of all services necessary to develop a working, saleable, top quality Product to (a) meet the milestone dates attached hereto as Schedule B, (b) develop the Product so as to ensure ease of translation into the languages below (including, but not limited to, “double byte” compatibility) and (c) secure final approval by SCE in each portion of the Territory (collectively, “Final Approval”). Red Mile’s services hereunder shall not be considered complete until the Product is localized into English, French, German, Spanish and Japanese, and Final Approval is granted in writing. Text translations shall be at SOE’s expense; integration of such translations shall be at Red Mile’s expense. As between the parties, Red Mile shall bear all cost and expense of programming, artwork, sound, music and other developmental services for the Product up through Final Approval (and any post-approval bug fixes which may reasonably be required by SOE or SCE); provided, however, that if SOE requires Red Mile to incorporate sound and/or music into the Product that is in addition to or different than the sound or music that had been incorporated into the Product as it exists as of the Effective Date, SOE shall provide such additional and/or different sound/music to the Product Developer at SOE’s expense (and the sound/music shall be incorporated into the Product at no additional charge).

4.2         SOE shall, at its sole cost and expense, test the Product (or ensure that the Product is tested) for bugs and full compliance with TRC’s and all other requirements and standards promulgated by SCE. Red Mile and the Product Developer shall, at their expense, make whatever changes and fixes are necessary to correct such bugs and comply with such TRC’s and requirements and standards, and provide the appropriate number of gold masters for replication.

SOE – Red Mile Co-publishing Agreement

Execution Version dated March 30, 2005

4.3         Promptly following the Effective Date, SOE and Red Mile (in consultation with the Product Developer) shall agree on a list of Product content enhancements and changes (which may be updated throughout the remainder of the development cycle) – the implementation of which shall require no more than, in the aggregate, six weeks of industry standard development time. Each Milestone delivery to SOE shall include all executable files necessary for SOE to rebuild and test the deliverable. Following receipt of each delivery, SOE shall have a period of seven (7) days to test and evaluate the deliverable and notify Red Mile in writing of (i) any content tweaks which SOE shall reasonably require, (ii) any material failures to meet SOE’s reasonable acceptance criteria for such deliverable, and (iii) any bugs or defects of which SOE has become aware. Following receipt of each such written report, Red Mile shall have a period of seven (7) days (or, with respect to changes, such longer period of time which is reasonable and customary in the industry) to make the necessary revisions and provide the corrected deliverable to SOE.

4.4         Red Mile shall promptly provide SOE, in each instance upon SOE’s written request and at no cost to SOE, with any other files and materials (e.g. screenshots, art files, game play description and ongoing cooperation for manual creation and the like) that SOE may reasonably required for SOE’s creation of any Collateral Materials.

4.5         Red Mile shall promptly provide SOE, in each instance upon SOE’s written request, with (a) Red Mile’s logo artwork, (b) the logo artwork for the Product Developer, (c) text of the appropriate copyright notice for the Product, and (d) a list of credits for Red Mile personnel, the Product Developer’s personnel, and any other entities required under existing contract to receive credit in the Product and/or Product manual.

4.6        For a one (1) year period following commercial launch of the Product in North America, Red Mile shall, at no additional charge, cause the Product Developer to (a) provide SOE with reasonable assistance with any consumer inquiries that SOE may receive regarding the Product and (b) make reasonable efforts to correct any bugs or errors in the Product of which SOE notifies Red Mile in writing.

4.7        SOE shall have the right, at any time and on an ongoing and regular basis prior to Final Acceptance, to interface and work directly with the Product Developer regarding the Product – provided, however, that a representative of Red Mile is included in the discussions of and agreement upon the content enhancements and changes referenced in section 4.3 above (and any further content enhancements and/or changes to which the parties may agree).

5.	Marketing

5.1         Subject only to sections 5.2 – 5.6 below, SOE shall have complete and exclusive control of all aspects of the marketing, distribution, exploitation and sale of the Product and may elect at any time to delay, limit or cancel commercial release of the Product at its sole and absolute discretion. SOE shall have complete and exclusive control over the business model of exploitation of the Product. If SOE does not release the Product in at least some portion of the Territory within ninety (90) days of any Final Acceptance, Red Mile shall have the right, but not the obligation, for a period of one hundred eighty (180) days thereafter (the “Negative Pickup Period”), to reacquire all rights granted herein by, within the Negative Pickup Period, (a) sending SOE a written notice to that effect and (b) tendering payment to SOE of all amounts that SOE previously paid to Red Mile – following which, all rights granted herein shall immediately and irrevocably revert to Red Mile . Red Mile acknowledges that the sale of games is speculative, business models are developing and hereby agrees that, notwithstanding the Royalty provisions herein, no liability shall be imposed upon SOE, for Royalties or otherwise, based upon any failure or delay by SOE to release the Product at all or in any territory, based upon any particular business model that SOE may choose and/or based on any claim that (i) more sales could have been made, (ii) a better foreign distribution deal could have been obtained and/or (iii) better prices or terms could have been obtained.

SOE – Red Mile Co-publishing Agreement

Execution Version dated March 30, 2005

5.2         All of the below subject to (a) the approval of SCE and (b) Red Mile and its developer having executed appropriate written agreements with SCE, Red Mile and the Product Developer shall receive text and logo credits in the Product, in Collateral Material and on the front of the Product package – with Red Mile being credited as the Co-publisher. The size and manner of such credits shall be at SOE’s reasonable discretion. No casual or inadvertent failure by SOE to accord such credit, and no failure of any third party to abide by its agreement with SOE to accord such credit, shall be construed as a breach of this Agreement. Upon receipt of written notice from Red Mile specifying in reasonable detail any failure by SOE to accord the credit required hereunder, SOE shall use commercially reasonable efforts prospectively to cure such failure in future pressings of the Product and further creation of Collateral Material.

5.3         SOE shall be entitled to use and publish and permit others to use and publish the names of the Product Developer and its personnel (including any professional or business identity adopted by the developer), photographs, biographical material, or any reproduction or simulation thereof in connection with the promotion, marketing and/or distribution of the Product. The Product Developer shall have the right to reasonably approve any photograph or biographical materials concerning the developer or its personnel; failure to not disapprove such material in writing within five (5) business days of presentation shall be deemed approval. Once the Product Developer has approved any particular photograph or biographical material, Red Mile and Product Developer shall be deemed to have approved such photograph or material for all subsequent uses. Red Mile shall cause the Product Developer to make its employees available for any press interviews or trailer/video shoots as SOE may request from time to time at SOE’s expense and upon reasonable notice.

5.4         SOE shall spend at least $500,000 in media creation, media placement and cooperative advertising payments or allowances in conjunction with the Product, with no more than 25% of the above sum spent on cooperative advertising payments or allowances.

5.5         SOE shall provide Red Mile, on a weekly basis, with written sell through reports listing the total sales by Product and also listing each of its major accounts and the sales of each major account by Product, to the extent that the major accounts provide such information to SOE.

5.6         Prior to the publication, manufacturing, distribution, display, use, or sale of any marketing, advertising or packaging materials for the Product, SOE shall submit to Red Mile for its prior written approval samples of all such materials. Red Mile shall have a period of five (5) business days from receipt (the “Approval Period) to review and approve or disapprove any such materials, such approval not to be unreasonably withheld; any disapproval shall be in writing and shall contain a detailed summary of the issues and proposed corrective actions. If Red Mile does not provide a written approval or disapproval within the Approval Period, the material submitted shall be deemed approved. Once a particular item has been approved or deemed approved for one use, it shall be deemed approved for all substantially similar uses (e.g. an approved counter card shall be deemed approved for use as a poster, standee, etc.) without requiring any submission; once the English language version of any item has been approved or deemed approved, exact translations shall be deemed approved without requiring any submission. SOE shall provide Red Mile with thirty (30) free copies of each version (e.g. SCEA, SCEE, SCEI) of the Product.

6.	SOE’s Responsibilities

As between the parties hereto, SOE shall bear all cost and expense of (i) development and execution of its marketing and public relations plan related to the Product, (ii) development and maintenance of one or more promotional websites and community forums related to the Product, (iii) interfacing with SCE to manage the SCE approval process, (iv) creation and distribution of all Collateral Materials, (v) fielding a retail sales force and/or third party sales representatives, (vi) manufacture, assembly and shipping and order fulfillment of Product, and (vii) customer service and technical support

SOE – Red Mile Co-publishing Agreement

Execution Version dated March 30, 2005

related to Product. For avoidance of doubt, the reference to SOE bearing the cost and expense of each of the above in the first instance shall not be construed as modifying the deductions set forth in the definition of “Costs” in section 1.3 herein.

7.	Development Fee, Royalty, Reserves, Price Protection and Reimbursements

7.1         Development Fee for Executables. For the rights granted in section 3.1(b) above, SOE shall pay Red Mile the sum of one million dollars (the “Development Fee”), not to be applied against Royalties hereunder. The Development Fee shall be paid $800,000 within five (5) days of the Effective Date, and $200,000 within five (5) days of Final Acceptance in North America.

7.2         Royalties. For all other rights granted hereunder, SOE shall pay Red Mile a running royalty in accordance with both (a) and (b) below:

(a)        For the first 200,000 units of the Product that are sold throughout the Territory, ten percent (10%) of Net Sales Receipts, for the next 200,000 units of the Product that are sold throughout the Territory, twenty percent (20%) of Net Sales Receipts, for all units of the Product above 400,000 that are sold throughout the Territory, twenty five percent (25%) of Net Sales Receipts. For avoidance of doubt, the Royalty rate “bumps” set forth above shall only apply to Net Sales Receipts within each tranche, and not applied retroactively to the first dollar or units within a previous traunch. Ancillary exploitation revenue within Net Sales Receipts shall be subject to the royalty rate that is in effect at the time such revenue is collected by SOE; price protection (including credits, discounts, markdowns and returns) shall be subject to the royalty rate that is in effect at the time such price protection is actually granted.

(b)	Forty percent (40%) of Net Sublicensing Receipts.

7.3        Royalty statements and payments thereon shall be mailed within thirty (30) days after the end of each calendar quarter commencing with the first month after the initial commercial release of a Product and for so long as Net Sales Receipts and/or Net Sublicensing Receipts subject to Royalties are generated. SOE shall be entitled to withhold a quarterly reserve of fifteen percent (15%) of Royalties against credits, markdowns, returns and refunds (including so-called price protection); each such reserve, once established, shall be liquidated within six (6) months on a rolling basis. The Royalty statements shall be made available to Red Mile in electronic human-readable form and shall include the following information: (i) total number of units sold by SOE by account, (ii) aggregate gross amounts received by SOE by Product from sales, (iii) aggregate gross amounts received by SOE from ancillary exploitation, (iv) sublicensing amounts received by SOE by payor, broken out by major territory and with Australia and New Zealand reported separately, (v) Costs detailed by category, (v) computation of Net Sales Receipts and Net Sublicensing Receipts, and (iv) computation of Royalties due to Red Mile.

7.4        SOE shall, at all times, be free to unilaterally establish its own resale prices and terms with respect to all Product distributed hereunder using its best business judgment, including price protection granted to the channel in accordance with the customs and practices of the industry, and advertise and or otherwise merchandise such prices and terms independently in advertisements and/or merchandising programs. Red Mile and its employees or sales agents shall have no authority to instruct SOE as to what its resale prices must be, nor to interfere with the SOE’s independent establishment of resale prices.

7.5        SOE will compute the royalties payable to Red Mile for revenue generated from outside North America (“Foreign Receipts”) in the same currency in which SOE receives payment for that sale. For royalty purposes, SOE will credit such payment in United States dollars at the rate of exchange on the last day of the quarter covered under the applicable royalty report. For purposes of accounting to Red Mile, SOE will treat any Foreign Receipts as a sale made during the calendar quarter in which SOE receives accounting and payment for that sale. If SOE is unable to repatriate currency from any foreign

SOE – Red Mile Co-publishing Agreement

Execution Version dated March 30, 2005

country to the United States, SOE shall promptly notify Red Mile in writing and shall, upon Red Mile’s written request, deposit any such blocked funds to the credit of Red Mile in a local bank or banks or other depository designated in writing by Red Mile, or pay them promptly within such country or countries to such persons or entities as Red Mile may designate in writing. If any taxes are deducted or withheld from payments to SOE, SOE may deduct a proportionate amount of such taxes from the Royalties payable hereunder.

7.6        All payments set forth in this section 7 represent full and complete compensation for all rights granted or assigned to SOE in connection with the Product, and for Red Mile’s complete performance of its other obligations under this Agreement. Except as may be set forth in section 11 below, Red Mile further acknowledges and agrees that it has no expectancy with respect to any payment other than the payments expressly set forth in this section 7.

8.	Audit Rights

8.1        SOE will maintain reasonable and complete books and records that will enable Red Mile to determine the Royalties payable under this Agreement. Red Mile may, once every 12 months, examine those books and records of SOE in the United States, solely for the purpose of verifying the accuracy of the Royalty statements and reports sent to Red Mile under section 7 and the marketing spend in section 5.4. Any auditor or reviewer must enter into a confidentiality agreement with Red Mile and shall only report to Red Mile, with a copy to SOE, the amount of any underpayment or overpayment of Royalties for the reviewed period, if any. Under such confidentiality agreement, the auditor or reviewer may make copies of pertinent books, records and supporting documentation and take such records offsite for use in completion of the audit and retain such records as supporting documentation for their findings. Red Mile may make an examination of a particular statement only once, and only within twenty-four (24) months after the date when SOE provides Red Mile with that statement. Such examination must be conducted in a manner that does not interrupt or interfere with SOE’s business, upon thirty (30) days prior written notice, and will normally be completed within a period of five (5) business days, but may be extended by another five (5) business days if the extension is appropriate and fair given the scope of the examination. All information to which such auditor is provided access during such examination shall be deemed confidential information. SOE shall make good any applicable undisputed underpayment within ten (10) business days of receipt of written notice of same; in the event such examination demonstrates an underpayment by SOE in excess of seven and one half percent (7.5%) of Royalties paid to Red Mile, SOE shall also pay all reasonable accounting, legal and expert witness fees associated with the examination.

8.2        If Red Mile has any objection to a Royalty statement, it will give SOE specific notice of that objection with specific documentation to support such objection and its reasons for the objection within twenty four (24) months following the date SOE first sent the statement to Red Mile. Each royalty statement will become conclusively binding on Red Mile at the end of the applicable 24-month period, and Red Mile waives any further right to object and/or sue upon such statement. Red Mile’s recovery of any such Royalties will be the sole remedy available to it by reason of any claim related to SOE’s Royalty accounting.

8.3        If SOE makes an overpayment to Red Mile hereunder for any reason (or if retained reserves are insufficient to cover price protection), SOE shall have the election to deduct an amount equal to such overpayment (or insufficiency) from any sums that may become due or payable to Red Mile by SOE, in lieu of Red Mile’s reimbursement to SOE.

SOE – Red Mile Co-publishing Agreement

Execution Version dated March 30, 2005

9.    General Relationship

SOE and Red Mile shall, in all matters relating to this Agreement, act as an independent contractor. In all such matters, neither of the parties nor its employees are, or shall act as, employees, agents or partners of the other for any purposes whatsoever including without limitation with respect to any laws or regulations of any jurisdiction which would impute any obligations or liability to the other for any reason.

10.	Intellectual Property Rights and Insurance

10.1       (a)        Subject to the license granted hereunder and section 10.2 below, as between the parties hereto, the Red Mile Trademarks, and those portions of any Collateral Materials which depict any element of the Red Mile Trademarks (collectively, “Red Mile’s Property”) shall be the sole and exclusive property of Red Mile throughout the world in perpetuity. SOE hereby irrevocably assigns, transfers, releases and conveys to Red Mile, from the moment of its creation, all right, title and interest in and to Red Mile’s Property, all Intellectual Property Rights embodied in or pertaining to any of the foregoing, and (subject to the rights granted in this Agreement) all rights to exploit the Intellectual Property Rights in and to Red Mile’s Property in any way, free and clear of any and all rights, liens, claims and encumbrances by SOE or any other third party. SOE shall, at Red Mile’s expense, cooperate with Red Mile in the procurement and maintenance of Red Mile’s rights in Red Mile’s Property or Intellectual Property Rights related to the Product, and shall sign all papers that Red Mile may reasonably deem necessary or desirable for vesting Red Mile with all rights granted hereunder to it throughout the world.

(b)        Subject to the license granted hereunder and section 10.2 below, SOE acknowledges and agrees that the Product, the Product Developer’s Trademarks, the Product and everything therein, and those portions of any Collateral Materials which depict any element of the Product (collectively, “Product Developer’s Property”) shall be the sole and exclusive property of Product Developer throughout the world in perpetuity. SOE hereby irrevocably assigns, transfers, releases and conveys to Product Developer, from the moment of its creation, all right, title and interest in and to Product Developer’s Property, all Intellectual Property Rights embodied in or pertaining to any of the foregoing, and (subject to the rights granted in this Agreement) all rights to exploit the Intellectual Property Rights in and to Product Developer’s Property in any way, free and clear of any and all rights, liens, claims and encumbrances by SOE or any other third party. SOE shall, at Product Developer’s expense, cooperate with Product Developer in the procurement and maintenance of Product Developer’s rights in Product Developer’s Property or Intellectual Property Rights related to the Product, and shall sign all papers that Product Developer may reasonably deem necessary or desirable for vesting Product Developer with all rights granted hereunder to it throughout the world.

10.2      SOE’s trademarks, service marks, and those portions of any Collateral Materials which do not depict an element of the Property (collectively, “SOE’s Property”) shall be the sole and exclusive property of SOE throughout the world in perpetuity. Red Mile hereby irrevocably assigns, transfers, releases and conveys to SOE, from the moment of its creation, all right, title and interest in and to SOE’s Property, all Intellectual Property Rights embodied in or pertaining to any of the foregoing, and (subject to the rights granted in this Agreement) all rights to exploit the Intellectual Property Rights in and to SOE’s Property in any way, free and clear of any and all rights, liens, claims and encumbrances by Red Mile or any other third party. Red Mile shall, at SOE’s expense, cooperate with SOE in the procurement and maintenance of SOE’s rights in SOE’s Property, and shall sign all papers that SOE may reasonably deem necessary or desirable for vesting SOE with all rights granted hereunder to it throughout the world.

10.3      Red Mile or Product Developer shall, at their expense and prior to commercial launch of the Product, register or cause to be registered the Red Mile Trademarks and the Product Developer Trademarks and file copyright registrations for the Product in at least the United States, the European Union, Japan, Taiwan, Korea and the People’s Republic of China.

SOE – Red Mile Co-publishing Agreement

Execution Version dated March 30, 2005

10.4       SOE shall execute written agreements with all persons or entities that develop Collateral Materials for SOE. Each such written agreement shall contain (i) a “work made for hire” provision, (ii) written, signed assignments to SOE (for the benefit of Red Mile) from each person or entity of all Intellectual Property Rights embodied in or pertaining to the Collateral Materials, free and clear of any and all rights and claims by that person or entity or any third party, (iii) waivers from each such person or entity any right to assert any moral rights against Red Mile with respect to the Collateral Materials and (iv) written, irrevocable worldwide clearances for any talent (including, but not limited to, name, voice and likeness) that is used in any Collateral Materials. If and to the extent SOE is deemed to have retained, under applicable law, any right, title or interest in or to any portion of the Collateral Materials that is part of Red Mile’s Property then, subject to the license granted to SOE herein, SOE hereby grants to Red Mile, its successors and assigns, the sole and exclusive, irrevocable, worldwide, paid-up right and license to do those things set forth in section 106 of the Copyright Act (e.g. (i) reproduce them, (ii) prepare derivative works from them, (iii) distribute copies of them to the public, by sale, rental or otherwise, (iv) publicly perform them and/or (v) publicly display them).

10.5       All lists, names and records of consumers of the Product that SOE creates or compiles in connection with SOE’s rights under this Agreement shall be the sole property of SOE.

10.6       Red Mile shall obtain -- at its own expense and maintain during the Term of this Agreement and for three (3) years thereafter -- each in the amount of $3 million per occurrence and $3 million in the aggregate, (a) commercial general liability insurance including advertising, blanket contractual, product liability and completed operations liability coverage (“CGL”) and (b) multimedia liability insurance (which shall be obtained no later than sixty (60) days after the Effective Date) which provides coverage for claims arising out of published material and shall include but not be limited to the allegations of defamation, copyright infringement, invasion of right of privacy, or other personal injury and breach of implied contract (“Media Insurance”). All insurance must be provided by a recognized insurance company having a Best’s Rating of no less than “A -.” Each insurance policy shall be primary and non-contributory with respect to any insurance carried by SOE. Promptly following the Effective Date for CGL, and promptly upon securing the Media Insurance, Red Mile shall provide to SOE certificates for each, naming “Sony Online Entertainment Inc., its parent, subsidiary, related and affiliated companies, and their officers, directors and employees” as additional insureds, indicating that the policies are non-cancelable except after thirty (30) days prior written notice to SOE, and are be primary and any insurance maintained by SOE shall be non-contributory.

11.	Sequel and Noncompete

11.1      To the extent that Red Mile has acquired such rights from the Product Developer, from the Effective Date until the earlier of (i) sixty (60) days following commercial launch of the Product in North America or (ii) October 31, 2005 (the “Exclusive Negotiating Period”), Red Mile shall negotiate exclusively with SOE, in good faith, with respect to the terms and conditions under which SOE may secure exclusive worldwide distribution rights to a Product sequel. If Red Mile and SOE are unable to reach agreement within the Exclusive Negotiating Period, to the extent that Red Mile has acquired such rights from the Product Developer, SOE may elect (in its sole discretion) to pay Red Mile the sum of $250,000, receipt of which shall automatically extend the Exclusive Negotiating Period through December 31, 2005. If Red Mile and SOE are unable to reach agreement within such extended Exclusive Negotiating Period, following good faith negotiations, Red Mile shall refund to SOE the $250,000 referenced in this section by no later than March 31, 2006. To the extent that Red Mile has acquired such rights from the Product Developer, during the Exclusive Negotiating Period (including any extension as set forth herein), neither Red Mile nor its developer shall take any action with respect to a sequel which is inconsistent with exclusive negotiation with SOE as is set forth herein. In the event that Red Mile has not acquired from the Product Developer any portion of the rights set forth above within the time frame(s) set forth above, SOE shall be free to negotiate directly with the Product Developer to acquire such rights for SOE – without any payment or other obligation to Red Mile.

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11.2      Neither Red Mile nor the Product Developer shall directly or indirectly, develop, distribute or sell (a) a competing PSP automobile/kart racing game that is commercially released within thirteen (13) months after Final Acceptance of the Product and (b) a competing PSP automobile/kart puzzle game which is commercially released during the Term, subject to the sequel provision immediately below. In the case where SOE’s Exclusive Negotiating Period ends without the parties coming to agreement (for SOE, either with Red Mile or directly with the Product Developer pursuant to section 11.1 above), Red Mile and the Product Developer shall be free to directly or indirectly distribute or sell a sequel to the Product, provided that such sequel is not commercially released within thirteen (13) months of Final Acceptance of the Product.

12.	Representations, Warranties and Covenants

12.1	Red Mile represents, warrants and promises that:

(a)         It has and shall continue to have all necessary rights and authority to execute and deliver this Agreement and perform its obligations hereunder and to grant to SOE all rights purported to be granted herein, and nothing contained in this Agreement or in the performance of this Agreement will place Red Mile in breach of any other contract or obligation.

(b)         It is a corporation, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated.

(c)          It is solely responsible for and shall pay all sums due to the Product Developer and any and all parties engaged by Red Mile and/or the Product Developer who are entitled to receive compensation for the development of the Product.

(d)         There is no demand, claim, suit, action, arbitration or other proceeding pending or threatened which questions or challenges the ability or right of Red Mile to enter into this Agreement or to perform any of its obligations hereunder or which might affect SOE’s rights under the terms of this Agreement, nor, to its knowledge, does there exist any reasonable basis for any such demand, claim, suit, action, arbitration or other proceeding.

(e)         It, in combination with the Product Developer, possesses the technical resources and abilities required to fulfill its obligations hereunder, and any change in such status shall be immediately communicated in writing to SOE.

(f)          It is financially sound and fiscally capable of performing its obligations, and any material change in such status shall be immediately communicated in writing to SOE.

(g)         Nothing that Red Mile or the Product Developer provides or creates hereunder shall infringe any Intellectual Property Right, right to privacy or publicity of any third party.

(h)         The Product shall contain no computer code specifically designed to (i) disrupt, disable or harm a computer program or computer system or (ii) damage or destroy any data files residing on a computer system without the user’s consent and shall not adversely affect the hardware or other software of any user thereof in any way.

(i)          It shall comply with all laws and regulations in the U.S. and in all jurisdictions in which it has operations.

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12.2	SOE represents, warrants and promises that:

(a)         It has and shall continue to have all necessary rights and authority to execute and deliver this Agreement and perform its obligations hereunder, and nothing contained in this Agreement or in the performance of this Agreement will place it in breach of any other contract or obligation.

(b)         It is a corporation, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated.

(c)          There is no demand, claim, suit, action, arbitration or other proceeding pending or threatened which questions or challenges the ability or right of SOE to enter into this Agreement or to perform any of its obligations hereunder or which might affect Red Mile’s rights under the terms of this Agreement, nor, to its knowledge, does there exist any reasonable basis for any such demand, claim, suit, action, arbitration or other proceeding.

(d)         It possesses the technical resources and abilities required to fulfill its obligations hereunder, and any change in such status shall be immediately communicated in writing to Red Mile.

(e)         It is financially sound and fiscally capable of performing its obligations, and any material change in such status shall be immediately communicated in writing to Red Mile.

(f)          Nothing that SOE provides or creates hereunder shall infringe any Intellectual Property Right, right to privacy or publicity of any third party.

(g)    It shall comply with all laws and regulations in the U.S. and in all jurisdictions in which it has operations.

13.	Indemnification

Red Mile agrees to indemnify, defend and hold harmless SOE and its officers, directors, employees and agents (a “SOE Party”) from and against any and all losses, judgments, damages, liabilities, settlements, costs and expenses, including reasonable attorneys’ fees and costs (collectively, “Damages”) arising from or related to any third party claim, suit or proceeding (a “Third Party Claim”) brought against any SOE Party which arises from or is related to (i) Red Mile’s breach of any covenant, representation or warranty in the Agreement, (ii) a claim that the Product or any content provided or created by Red Mile or the Product Developer for inclusion in the Collateral Materials infringe or violate any Intellectual Property Rights of a third party or (iii) any act or omission of Red Mile or the Product Developer in connection with this Agreement. SOE agrees to indemnify, defend and hold harmless Red Mile and its officers, directors, employees and agents (a “Red Mile Party”) from and against any and all Damages arising from or related to any Third Party Claim brought against a Red Mile Party which arises from or is related to (i) SOE’s breach of any covenant, representation or warranty in the Agreement, (ii) a claim that any content or Collateral Material provided or created by SOE (or its contractors) infringe or violate any Intellectual Property Rights of a third party, (iii) the direct or indirect marketing or distribution of the Product hereunder (except to the extent related to anything provided by Red Mile hereunder or caused by the performance of the Product); or (iv) any act or omission of SOE in connection with this Agreement.

If a third party asserts any claim or allegation which, if proven, would constitute such a breach, the Indemnitor shall be promptly notified in writing of such claim and given control of the defense and/or settlement thereof with counsel reasonably acceptable to the Indemnitee. No party, however, may settle

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any pending or threatened proceeding in a manner which admits wrongdoing by the Indemnitee and/or without obtaining an unconditional release of the Indemnitee from all such liability on claims that are the subject matter of such proceeding. Notwithstanding the foregoing, in the event that, by reason of a claim by a third party of infringement by Red Mile or its developer (or by SOE arising from Product or Collateral Material content provided by Red Mile under this Agreement), and SOE or its distributors are temporarily or preliminarily enjoined from distributing the Product then, if Red Mile is unable, within ten (10) business days from the signing of the order of injunction, to provide SOE with non-infringing Product, SOE shall, at its sole discretion after discussions with Red Mile, have the right to obtain a license from the third party to continue with the marketing, distribution and sale of the Product, and Red Mile shall reimburse SOE for any license/settlement fee paid by SOE to the third party.

14.	Termination and Expiration

14.1      Termination by SOE. Subject to the provisions of section 14.2, SOE may immediately terminate all of its duties and obligations under this Agreement without any further liability whatsoever to Red Mile if:

(a)        SOE, in its sole discretion, has elected to discontinue, terminate or abandon distribution of the Product (a “Termination for Convenience”);

(b)        Red Mile breaches, at any time during the Term, any provision, representation, warranty or covenant in this Agreement or in any other agreement with any Sony Computer Entertainment entity in any material respect and fails to cure such breach within ten (10) days after SOE gives written notice of the breach, specifying the breach in reasonable detail;

(c)        One of the following occurs with respect to either or both of Red Mile or the Product Developer prior to Final Acceptance: (i) its failure to pay, or an acknowledgment by it that it is unable to pay, its debts generally as they shall become due; (ii) the filing of an application for or the consenting to or directing the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of all or substantially all of its property, whether tangible or intangible, wherever located; (iii) the making of a general assignment of its assets for the benefit of creditors; (iv) the commencement or the intention to commence a voluntary case under the federal bankruptcy laws or similar foreign laws; (v) the entry of an order for relief against it under such bankruptcy or similar foreign laws; (vi) the filing of or the intent to file a petition by or on behalf of it seeking to take advantage of any other law providing for the relief of debtors, or (vii) the acquiescence to, or the failure to have dismissed within ninety (90) days, by or on behalf of it any petition filed against it any involuntary case under such bankruptcy or similar foreign law;

(d)        One of the following occurs prior to Final Acceptance: (i) Red Mile assigns this Agreement or delegates or subcontracts any of its obligations hereunder (except to the Product Developer) absent SOE’s prior written approval or to any third party, (ii) any non-Sony third party obtains direct or indirect beneficial ownership or control of more than 50% of Red Mile’s or the Product Developer’s capital stock (or other equity interest ordinarily having voting rights); (iii) any non-Sony third party obtains direct or indirect beneficial ownership or control of all or substantially all of the assets of Red Mile and/or the Product Developer or (iv) Red Mile and/or the Product Developer merges with any non-Sony third party; or

(e)        At any time during the Term, any (i) representation or warranty herein or in any written statement made or delivered by Red Mile to or for the benefit of SOE is untrue or incorrect in any material respect as of the date when made or deemed made, or (ii) material provision of this Agreement for any reason ceases to be valid, binding and enforceable in accordance with its terms or Red Mile shall challenge the enforceability of this Agreement or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of this Agreement has ceased to be or

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otherwise is not valid, binding and enforceable in accordance with its terms.

14.2	Effect of Termination by SOE.

(a)        If SOE terminates this Agreement pursuant to section 14.1(a) above, then (i) all rights granted herein, except for the nonexclusive license set forth in section 3.1(b), shall automatically revert to Red Mile, (ii) SOE shall be relieved of and released from all its duties and obligations under this Agreement, (iii) section 11 shall be of no force and effect with respect to either party, (iv) Red Mile shall retain the Development Fee that had previously been paid to it under section 7.1, and (v) SOE shall have no further liability or duty whatsoever to Red Mile under this Agreement.

(b)        If SOE terminates this Agreement pursuant to section 14.1(b), (c), (d) or (e) above, then (i) SOE shall retain all of its rights under the terms of this Agreement, (ii) SOE shall be relieved of and released from all its duties and obligations under this Agreement, and (iii) SOE shall be entitled to exercise all of its rights and remedies under applicable law which may include, but not be limited to, recovery of all amounts previously paid to Red Mile.

(c)         No termination by SOE of its duties and obligations under this Agreement in accordance with this section 14 shall vest in Red Mile any rights, title or interests in and to any SOE’s Property. The rights and remedies provided to SOE in this section 14.2 will not be exclusive and will be in addition to all other rights and remedies available at law or in equity.

14.3       Expiration. After expiration of the Term, SOE shall cease the manufacture of units of the Product, but may sell off existing Product inventory for a period of six (6) months. Except as may be necessary for such sales, all rights granted herein except for those in section 3.1(b) shall immediately revert to Red Mile. Following the sell off period, SOE shall destroy or dispose of all remaining units of Product and Collateral Materials and shall certify the destruction or disposal in writing to Red Mile.

14.4       Following payment of the one million dollar Development Fee set forth in section 7.1 herein, Red Mile shall have no right to terminate this Agreement for any reason. If SOE breaches this Agreement in any material respect and fails to cure the breach prospectively within ten (10) days of receipt of written notice specifying the breach in reasonable detail, then Red Mile shall be excused from providing further services hereunder and shall be entitled to seek recovery from SOE for any actual, direct damages suffered or incurred by Red Mile arising out of the breach. THE RIGHTS AND REMEDIES PROVIDED TO RED MILE IN THIS SECTION ARE EXCLUSIVE. IN NO EVENT SHALL RED MILE OR THE PRODUCT DEVELOPER HAVE ANY RIGHT TO: (A) RECOVER OR OBTAIN ANY RIGHTS IN OR TO SOE’S PROPERTY OR ANY INTELLECTUAL PROPERTY RIGHTS IN AND TO THE FOREGOING, OR (B) ENJOIN OR OTHERWISE INTERFERE WITH SOE’S LICENSING, PUBLISHING, MARKETING, ADVERTISING, DISTRIBUTION OR EXPLOITATION OF THE PRODUCT AND/OR ANY RIGHTS LICENSED, ASSIGNED, TRANSFERRED OR RESERVED TO SOE HEREUNDER

14.5       Termination by Red Mile. In the case of non-payment by SOE of either of the payments called for in Section 7.1, Red Mile may notify SOE in writing of SOE’s breach of SOE’s payment obligation and if such breach is not cured within five (5) days after Red Mile gives written notice of the breach, Red Mile may terminate this Agreement. In such case, all rights granted herein shall immediately revert to Red Mile.

14.6       Survival. The provisions of sections 3.1(b) and 8-15, inclusive, shall survive the expiration or termination of this Agreement.

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15.  Miscellaneous

15.1       Notice to the parties under this Agreement shall be in writing and sent by overnight courier, hand-delivered or mailed to the addresses below. Notices shall take effect as of the date sent by overnight courier, of receipt of hand delivery, or ten (10) business days after the date sent by regular mail -- whichever comes first.

TO SOE:	TO RED MILE:

Sony Online Entertainment, Inc.	Red Mile Entertainment, Inc.
8928 Terman Court	4000 Bridgeway, Suite 101
San Diego, CA 92121	Sausalito, CA 94965
Attn: Dept. of Business & Legal Affairs	Attn: CFO
Facsimile: (858) 577-3307	Facsimile: (415) 339-4249

15.2      Force Majeure. Neither party shall be liable for any loss or damage or be deemed to be in breach of this Agreement to the extent that performance of such party’s obligations or attempts to cure any breach under this Agreement are delayed or prevented as a result of any event or circumstance beyond its reasonable control, including without limitation, war, invasion, act of foreign enemy, hostilities, civil war or rebellion (whether war be declared or not), strike, lockout or other industrial dispute, or act of God; then, for the duration of such contingency, or for a period of thirty (30) days, whichever is shorter, either party may suspend the term of this Agreement by providing written notice to the other to such effect. If the force majeure lasts more than thirty (30) days, and it materially impacts upon a party’s ability to perform its obligations hereunder, the other party may terminate this Agreement for convenience by providing to the other written notice to such effect.

15.3      No Partnership or Joint Venture. The parties hereto are independent contractors and neither party is the legal representative, agent, joint venturer, partner, or employee of the other party for any purpose whatsoever. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever.

15.4      Limitation of Liability. EXCEPT WITH RESPECT TO THE OBLIGATION TO MAKE THE OTHER WHOLE FOR THIRD PARTY CLAIMS PURSUANT TO SECTION 13 ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, WHETHER FOR BREACH OF WARRANTY OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), AND IRRESPECTIVE OF WHETHER THE PARTIES HAVE ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE FOREGOING LIMITATIONS ARE AN ESSENTIAL ELEMENT OF THE BARGAIN BETWEEN THE PARTIES, AND IN THEIR ABSENCE THE ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

15.5      Waivers; Modifications; Cumulative Remedies. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy. No waiver or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver of such provision respecting any future event or circumstance. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

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15.6      Assignment. Subject to (a) SOE’s right to subcontract as set forth in section 3 above and (b) Red Mile’s retention of the Product Developer to perform development services hereunder, neither party may assign its rights or delegate its duties hereunder without the prior written approval of the other, not to be unreasonably withheld. An assignment by SOE in a corporate reorganization within Sony or in a merger or sale of some or all of the stock or assets of SOE or any parent corporation of SOE shall not be deemed to be in breach of or require approval pursuant to this section; following Final Acceptance, an assignment by Red Mile in a corporate reorganization or in a merger or sale of some of the stock or assets of Red Mile or any parent corporation of Red Mile shall not be deemed to be in breach of or require approval pursuant to this section. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the parties, and their respective successors and permitted assigns.

15.7      Governing Law, Jurisdiction and Agreement to Arbitrate. This Agreement shall be governed by and construed under the laws of the State of California, except with respect to conflict of law provisions. Any action or proceeding brought to enforce the terms of this Agreement or adjudicate any dispute arising out of this Agreement, if injunctive in nature, shall exclusively be brought in the County of Los Angeles, State of California (if under state law) or the Central District of California (if under Federal law); any other action or proceeding brought to enforce the terms of this Agreement or adjudicate any dispute arising out of this Agreement shall be resolved solely by mandatory, confidential, binding, private arbitration exclusively brought in front of the Judicial Arbitration and Mediation Service (“JAMS”) or Action Dispute Resolution Services (“ADR Services”) in Los Angeles, California, in accordance with the provisions of section 15.8 below. The parties will not raise in connection therewith, and hereby waive, any defenses based upon the venue, the inconvenience of the forum, the lack of personal jurisdiction, the sufficiency of service of process or the like in any such action, suit or proceeding brought within the State of California.

15.8     Arbitration. The parties agree that any and all disputes or controversies of any nature between them arising at any time, excluding claims for injunctive relief, shall be determined by binding arbitration in accordance with the rules of JAMS or ADR before a single neutral arbitrator (“Arbitrator”). The Arbitrator shall be an attorney or retired judge with at least ten (10) years experience in the software industry and shall be mutually agreed upon by the parties. If the parties are unable to agree on an Arbitrator, the Arbitrator shall be appointed by the respective arbitration service. The fees of the Arbitrator shall be borne equally by the parties, provided that the Arbitrator may require that such fees be borne in such other manner as the Arbitrator determines is required in order for this arbitration clause to be enforceable under applicable law. The parties shall be entitled to conduct discovery in accordance with Section 1283.05 of the California Code of Civil Procedure, provided that (a) the Arbitrator must authorize all such discovery in advance based on findings that the material sought is relevant to the issues in dispute and that the nature and scope of such discovery is reasonable under the circumstances, and (b) discovery shall be limited to depositions and production of documents unless the Arbitrator finds that another method of discovery (e.g., interrogatories) is the most reasonable and cost efficient method of obtaining the information sought. There shall be a record of the proceedings at the arbitration hearing and the Arbitrator shall issue a Statement of Decision setting forth the factual and legal basis for the Arbitrator’s decision. If neither party gives written notice requesting an appeal within ten (10) business days after the issuance of the Statement of Decision, the Arbitrator’s decision shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the California Superior Court, which may be made ex parte, for confirmation and enforcement of the award. If either party gives written notice requesting an appeal within ten (10) business days after the issuance of the Statement of Decision, the award of the Arbitrator shall be appealed to three (3) neutral arbitrators (the “Appellate Arbitrators”), each of whom shall have the same qualifications and be selected through the same procedure as the Arbitrator. The appealing party shall file its appellate brief within thirty (30) days after its written notice requesting the appeal and the other party shall file its brief within thirty (30) days thereafter. The Appellate Arbitrators shall thereupon review the decision of the Arbitrator applying the same standards of review and all of the same presumptions) as if the Appellate Arbitrators were a California

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Court of Appeals reviewing a judgment of the California Superior Court, except that the Appellate Arbitrators shall in all cases issue a final award and shall not remand the matter to the Arbitrator. The decision of the Appellate Arbitrators shall be final and binding as to all matters of substance and procedure, and may be enforced by a petition to the California Superior Court, which may be made ex parte, for confirmation and enforcement of the award. The party appealing the decision of the Arbitrator shall pay all costs and expenses of the appeal, including the fees of the Appellate Arbitrators and the reasonable outside attorneys’ fees of the opposing party, unless the decision of the Arbitrator is reversed, in which event the expenses of the appeal shall be borne as determined by the Appellate Arbitrators. The Arbitrator shall have the power to enter temporary restraining orders, preliminary and permanent injunctions. Prior to the appointment of the Arbitrator or for remedies beyond the jurisdiction of an arbitrator, at any time, either party may seek pendente lite relief in a court of competent jurisdiction in Los Angeles County, California without thereby waiving its right to arbitration of the dispute or controversy under this section. All arbitration proceedings (including proceedings before the Appellate Arbitrators) shall be closed to the public and confidential and all records relating thereto shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. The provisions of this paragraph shall supersede any inconsistent provisions of any prior agreement between the parties. Nothing in this paragraph shall prevent SOE from seeking interlocutory and/or injunctive relief from a court of competent jurisdiction pursuant to section 15.7.

THE PARTIES HEREBY WAIVE THEIR RIGHT TO JURY TRIAL WITH RESPECT TO ALL CLAIMS AND ISSUES ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER SOUNDING IN CONTRACT OR TORT, AND INCLUDING ANY CLAIM FOR FRAUDULENT INDUCEMENT THEREOF.

15.9      Severability. In the event that any provision of this Agreement (or portion thereof) is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, such provision (or part thereof) shall be enforced or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, while the remainder of this Agreement shall continue in full force and remain in effect according to its stated terms and conditions.

15.10    Headings. The section headings used in this Agreement are for reference and shall not determine the construction or interpretation of this Agreement or any portion hereof.

15.11    Entire Agreement. This Agreement (together with the Schedules and Non-Disclosure Agreement attached hereto) constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written. Notwithstanding the foregoing, the terms and conditions of this Agreement shall supersede any other written agreements between the parties hereto.

15.12    Contract Interpretation. Any inconsistencies, ambiguities, or conflicts in this Agreement shall not be strictly construed against the drafter of the language but will be resolved according to its fair meaning. In the event of any inconsistency, ambiguity or conflict between the terms of this Agreement and any Exhibit hereto, the terms of this Agreement shall control.

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              15.13    Counterparts. This Agreement may be executed in two (2) or more counterparts, by facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

15.14    Use of Name. Red Mile may not use any name, logo, trade mark or service mark of SOE or the SONY name without SOE’s prior, written consent for each use, which consent may be given or withheld in SOE’s sole discretion; provided, however, that SOE shall not unreasonably withhold consent to Red Mile’s making factual reference to SOE’s publishing of the Product on its corporate website and in Red Mile’s future fund raising materials.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

RED MILE ENTERTAINMENT, INC.	SONY ONLINE ENTERTAINMENT INC.

By: Ed Roffman		By: Andrew S. Zaffron
Name: Ed Roffman		Andrew S. Zaffron
Title:	CFO	SVP and General Counsel